EXHIBIT 8.1



                                                                ATTORNEYS AT LAW
                                                                      Suite 2800
                                                           1100 Peachtree Street
                                                    Atlanta, Georgia  30309-4530
                                                         Telephone: 404.815.6500
KILPATRICK STOCKTON LLP                                  Facsimile: 404.815.6555

September 28, 1998


Board of Directors
United Community Banks, Inc.
59 Highway 515, P.O. Box 398
Blairsville, Georgia 30512


               United Community Capital Trust -- Exchange Offer
                       Certain Federal Income Tax Matters

Ladies and Gentlemen:

            We have acted as counsel to United Community Capital Banks, Inc. (the "Company") and United Community Capital Trust (the "Trust") in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended (the "Act"), of (1) up to $21 million aggregate liquidation amount of the Trust's 8.125% Capital Securities (the "New Capital Securities"), (2) the Company's 8.125% Junior Subordinated Deferrable Interest Debentures due July 15, 2028 (the "Debentures"), and (3) the Company's related guarantee of certain payments (the "Guarantee"). The New Capital Securities, the Debentures, and the Guarantee are to be issued in order to effect the exchange of New Capital Securities for a like liquidation amount of the Trust's outstanding 8.125% Capital Securities.

            We have reviewed copies of (1) the Registration Statement, including the prospectus included therein, and (2) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have also relied upon, and assumed the accuracy of, certain written representations made to us by the Company.

            Based on the foregoing, we confirm that the statements of law and legal conclusions contained in the Registration Statement under the caption "Certain Federal Income Tax Consequences" constitute our opinion, subject to the assumptions, conditions, and limitations described therein, and that the discussion thereunder does not omit any material provision with respect to the matters covered.

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September 28, 1998
Page 2


            We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Kilpatrick Stockton LLP under the caption "Certain Federal Income Tax Consequences" in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                Very truly yours,


                                /s/ KILPATRICK STOCKTON LLP